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NEWS RELEASE

FOR INFORMATION CONTACT:                                  [GRT LISTED NYSE LOGO]

GLIMCHER REALTY TRUST
150 EAST GAY STREET
COLUMBUS, OHIO 43215

William G. Cornely           Melinda A. Janik        Carolee J. Oertel
Exec. V.P., COO              Sr. V.P., CFO           Manager, Investor Relations
bcornely@glimcher.com        mjanik@glimcher.com     coertel@glimcher.com
(614)887-5614                (614)887-5610           (614)887-5613

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
WEDNESDAY, AUGUST 27, 2003

                        GLIMCHER COMPLETES ACQUISITION OF
                          WESTSHORE PLAZA IN TAMPA, FL

COLUMBUS, OH -AUGUST 27, 2003- GLIMCHER REALTY TRUST, (NYSE: GRT), a premier real estate investment trust (REIT), today announced the completion of its acquisition of WestShore Plaza in Tampa, Florida. Approximately $100 million of the $153 million cost was funded with a new nine-year mortgage loan at a fixed interest rate of 5.09% and 30-year principal amortization. The additional $53 million was funded using a portion of the net proceeds of the 8.75% Series F Cumulative Redeemable Preferred Share offering that was completed by the Company on August 25, 2003. The acquisition is expected to generate an unleveraged return of 8.30% based upon current income.

WestShore Plaza, built in 1967 and known as the area's first air-conditioned mall, has undergone several renovations and expansions and is now an upscale, fully enclosed regional mall located near the Tampa International Airport, with a total of 1,060,000 square feet of retail gross leasable area. WestShore is anchored by Saks Fifth Avenue, Burdine's, Sears, JC Penney, and a 14 screen AMC Theater. The mall has a well-balanced mix of national and regional retailers occupying its in-line stores including three high-end national restaurants -- Maggiano's Little Italy, The Palm and PF Chang's. In-line store occupancy is approximately 86% and average store sales are in excess of $360 per square foot.

This is Glimcher's second acquisition in Tampa. In 1997 the Company acquired University Mall, a 1.3 million square foot regional mall in northeast Tampa featuring five department stores and over 150 mall stores.

Michael P. Glimcher, President, commented, "WestShore Plaza fits perfectly our strategy of acquiring strong, well-located properties. We are very familiar with the Tampa market and we see the WestShore acquisition as an opportunity to leverage our presence and promote growth." Glimcher added, "This is an acquisition which should provide a positive initial return based on the strength of the current income and has additional upside potential in the mall store occupancy rate of 86%, which is below our portfolio average of approximately 90%."

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                                                           GLIMCHER REALTY TRUST
                                                                           ADD 1

The Company also announced the appointment of Jed Reichard as WestShore's general manager. Reichard has more than 20 years experience in the retail and shopping center industries. Most recently, he served as general manager at Glimcher's River Valley Mall, a regional mall in Lancaster, Ohio.

ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, financing and development risks, failure to lease space at acceptable rents, the rate of revenue increases versus expense increases and financial stability of tenants within the retail industry, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       VISIT GLIMCHER AT: WWW.GLIMCHER.COM

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